Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, CFO, 714-438-2500	Robert Sjogren, Chief Operating Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Second Quarter 2015 Operating Results
Second Quarter Highlights

•	Net income from continuing operations of $138 thousand, or $0.01 per share

•	Total loan commitments of $87.9 million and loan fundings of $37.7 million, including 26 new relationships

•	Commercial loans increased by 3.4% during the quarter, representing annualized growth of 13.6%

•	Continued improvement in credit quality resulted in no provision for loan and lease losses

COSTA MESA, Calif., July 24, 2015 (Globenewswire) - Pacific Mercantile Bancorp (NASDAQ: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, and PM Asset Resolution, Inc. ("PMAR"), a wholly owned non-bank subsidiary, today reported its financial results for the three months ended June 30, 2015.
For the second quarter of 2015, the Company reported net income of $138 thousand, or $0.01 per share. This compares with a net loss of $85 thousand, or $0.00 per share, in the first quarter of 2015, and net income of $4 thousand, or $0.00 per share, in the second quarter of 2014. The increase in earnings as compared to the first quarter of 2015 is primarily attributable to an increase in our net interest income as a result of a higher yield on earning assets for the second quarter of 2015 and a decrease in our noninterest expense for the same period, partially offset by a decrease in our noninterest income for the three months ended June 30, 2015 as compared to the three months ended March 31, 2015.
Commenting on the results, Steve Buster, President & CEO of Pacific Mercantile Bancorp, said, “We had a solid improvement in our profitability during the second quarter, which was driven by a steady increase in loan yields, improving operating efficiencies, and low credit costs. We had a strong quarter of business development, as we extended $88 million in new loan commitments, a 19% increase over the prior quarter. We continue to expand our commercial customer base, which has driven a 7% increase in our total commercial loans during the first half of the year. Our total outstanding commitments to commercial customers increased to $463 million at June 30, 2015, 31% higher than on the same date last year.
“We have experienced a high level of loan payoffs during the first half of the year, which has impacted our overall level of loan growth. However, our loan pipeline is the largest it has been in two years and we expect to see a lower level of loan payoffs going forward. This should result in stronger overall loan growth in the second half of the year and a steady improvement in profitability,” said Mr. Buster.

Results of Operations
The following table shows our operating results for the three and six months ended June 30, 2015, as compared to the three months ended March 31, 2015 and the three and six months ended June 30, 2014. The discussion below highlights the key factors contributing to the changes shown on the following table.

	Three Months Ended			Six Months Ended June 30,
	June 30, 2015	March 31, 2015	June 30, 2014	2015	2014
	($ in thousands)
Total interest income	$9,813	$9,471	$9,134	$19,285	$18,421
Total interest expense	1,324	1,322	1,508	2,647	2,951
Net interest income	8,489	8,149	7,626	16,638	15,470
Provision for loan and lease losses	—	—	600	—	1,050
Total noninterest income	616	882	984	1,498	2,162
Total noninterest expense	8,967	9,116	8,778	18,082	18,083
Income tax benefit	—	—	—	—	—
Net income (loss) from continuing operations	138	(85)	(768)	54	(1,501)
Net income from discontinued operations	—	—	772	—	1,956
Net income (loss)	$138	$(85)	$4	$54	$455
Net Interest Income
Q2 2015 vs Q1 2015. Net interest income increased $340 thousand, or 4.2%, for the three months ended June 30, 2015 as compared to the three months ended March 31, 2015 resulting from an increase in interest income of $342 thousand, or 3.6%, primarily attributable to an increase in the yield on loans and securities during the three months ended June 30, 2015 as compared to the three months ended March 31, 2015, partially offset by a slightly lower average loan balance over the same period.
Our net interest margin increased to 3.35% for the three months ended June 30, 2015 from 3.24% for the three months ended March 31, 2015, primarily attributable to an increase in our yield on securities available-for-sale and stock to 3.38% for the three months ended June 30, 2015 from 2.21% for the three months ended March 31, 2015 and an increase in our yield on loans to 4.46% for the three months ended June 30, 2015 from 4.42% for the three months ended March 31, 2015.
Q2 2015 vs Q2 2014. Net interest income increased $863 thousand, or 11.3%, for the three months ended June 30, 2015 as compared to the three months ended June 30, 2014, primarily as a result of:

•
An increase in interest income of $679 thousand, or 7.4%, primarily attributable to an increase in interest earned on loans as a result of a higher average loan balance during the three months ended June 30, 2015 as compared to the three months ended June 30, 2014 and an increase in the yield on loans and securities over the same period; and

•
A decrease in interest expense of $184 thousand, or 12.2%, as a result of a decrease in the volume of certificates of deposit in the three months ended June 30, 2015 as compared to the three months ended June 30, 2014 and a decrease in the cost of our other borrowings as a result of our decision to decrease our Federal Home Loan Bank borrowings over the same period, partially offset by an increase in the rates of interest paid on our savings and money market accounts.

YTD 2015 vs YTD 2014. Net interest income increased $1.2 million, or 7.6%, for the six months ended June 30, 2015 as compared to the six months ended June 30, 2014, primarily as a result of:

•
An increase in interest income of $864 thousand, or 4.7%, attributable to an increase in interest earned on loans as a result of a higher average loan balance during the six months ended June 30, 2015 as compared to the six months ended June 30, 2014, partially offset by a decrease in yield on loans over the same period; partially offset by

•
A decrease in interest expense of $304 thousand, or 10.3%, as a result of a decrease in the volume of certificates of deposit in the six months ended June 30, 2015 as compared to the six months ended June 30, 2014 and a decrease in the cost of our other borrowings as a result of our decision to decrease our Federal Home Loan Bank borrowings over the same period, partially offset by an increase in the rates of interest paid on our savings and money market accounts.

Provision for Loan and Lease Losses
Q2 2015 vs Q1 2015. The provision for loan and lease losses remained flat for the three months ended June 30, 2015 as compared to the three months ended March 31, 2015, as a result of no loan and lease loss provisions recorded during the three months ended

June 30, 2015 or March 31, 2015. There was no provision for loan and lease losses during the three months ended June 30, 2015 as our loan portfolio decreased by $7.0 million during the three months ended June 30, 2015.
For the three months ended June 30, 2015, we had net charge-offs of $296 thousand. For the three months ended March 31, 2015, we had net charge-offs of $1.2 million. Charge-offs during the three months ended June 30, 2015 were legacy workout credits with specific reserves, and a collateral dependent loan that required a write down to properly margin the loan against the net realizable value of the collateral. Additionally, asset quality continued to improve.
Q2 2015 vs Q2 2014. The provision for loan and lease losses decreased $600 thousand for the three months ended June 30, 2015 as compared to the three months ended June 30, 2014, primarily as a result of improving asset quality evidenced by lower levels of classified loans and generally positive asset quality trends which more than offset the portfolio growth.
YTD 2015 vs YTD 2014. The provision for loan and lease losses decreased $1.1 million for the six months ended June 30, 2015 as compared to the six months ended June 30, 2014, primarily as a result of improving asset quality evidenced by lower levels of classified loans and generally positive asset quality trends which more than offset the portfolio growth.
Noninterest Income
Q2 2015 vs Q1 2015. Noninterest income decreased $266 thousand, or 30.2%, for the three months June 30, 2015 as compared to the three months ended March 31, 2015, primarily as a result of a $200 thousand recovery during the first quarter of 2015 on a charged off loan in excess of the amount previously charged off against the allowance for loan and lease losses.
Q2 2015 vs Q2 2014. Noninterest income decreased by $368 thousand for the three months ended June 30, 2015 as compared to the three months ended June 30, 2014, primarily as a result of a $474 thousand decrease in net gain on sale of SBA loans, partially offset by an increase in loan servicing and referral fees.
YTD 2015 vs YTD 2014. Noninterest income decreased $664 thousand, or 30.7%, for the six months ended June 30, 2015 as compared to the six months ended June 30, 2014, primarily as a result of:

•	A decrease of $1.2 million in net gain on sale of SBA loans; partially offset by

•	A $200 thousand recovery during the six months ended June 30, 2015 on a charged off loan in excess of the amount previously charged off against the ALLL;

•	A $27 thousand gain on sale of assets related to the sale of a company automobile during the six months ended June 30, 2015; and

•	An increase in loan servicing and referral fees during the six months ended June 30, 2015 as compared to the same period in 2014.
Noninterest Expense
Q2 2015 vs Q1 2015. Noninterest expense decreased $149 thousand, or 1.6%, for the three months ended June 30, 2015 as compared to the three months ended March 31, 2015, primarily as a result of:

•
A decrease of $485 thousand in salaries and employee benefits primarily related to a decrease in our personnel expense as a result of severance payments paid out during the first quarter of 2015; partially offset by

•	An increase of $116 thousand in professional fees primarily attributable to the recapture of fees related to a legal settlement during the first quarter of 2015;

•	An increase of $101 thousand in loan-related expenses as a result of an adjustment to our repurchase reserves; and

•	An increase of $92 thousand in occupancy expense related to an increase in the square footage of our leased premises.

Q2 2015 vs Q2 2014. Noninterest expense increased $189 thousand, or 2.2%, for the three months ended June 30, 2015 as compared to the three months ended June 30, 2014, primarily as a result of:

•
An increase in various expense accounts related to the normal course of operating, including expenses related to an increase in the square footage of our leased premises, the implementation of our mobile banking platform and the roll out of our new credit card platform; partially offset by

•
A decrease of $254 thousand in the carrying costs and other costs associated with real properties acquired by or in lieu of loan foreclosures (commonly referred to as other real estate owned or “OREO”) as a result of lower carrying costs and other expenses related to OREO during the three months ended June 30, 2015 as compared to the same period in 2014.

YTD 2015 vs YTD 2014. Noninterest expense remained flat for the six months ended June 30, 2015 as compared to the six months ended June 30, 2014.
Income tax provision (benefit)
For the three months ended June 30, 2015, we recorded no income tax provision or benefit. We recorded no income tax provision for the second quarter of 2015 as a result of positive and negative evidence that management evaluated. Based on the analysis performed, management chose not to release any portion of the $11.4 million valuation allowance as of June 30, 2015. For the three months ended March 31, 2015, we recorded no income tax provision or benefit. We recorded no income tax provision for the first quarter of 2015 as a result of positive and negative evidence that management evaluated. Based on the analysis performed, management chose not to release any portion of the $11.6 million valuation allowance as of March 31, 2015. We had no income tax provision or benefit for the three months ended June 30, 2014 as a result of the positive and negative evidence that management evaluated. As a result of some of the positive evidence evaluated, management determined that no increase in the valuation allowance was needed in the second quarter of 2014.
We had no income tax provision or benefit for the six months ended June 30, 2015 and 2014 as a result of positive and negative evidence that management evaluated. As a result, management determined that no increase or decrease to the valuation allowance was needed during the respective periods.
Discontinued operations
For the three months ended June 30, 2015 and March 31, 2015, we had no income or loss related to our discontinued operations, as compared to income from discontinued operations of $772 thousand for the three months ended June 30, 2014. We had no income from discontinued operations for the three months ended June 30, 2015 and March 31, 2015 as a result of the final wind down of the mortgage business in 2014. The income from discontinued operations for the three months ended June 30, 2014 primarily related to the partial reversal of our repurchase reserve as a result of our sale of the mortgage servicing rights in connection with the closure of our mortgage banking business.
For the six months ended June 30, 2015, we had no income or loss related to our discontinued operations, as compared to income from discontinued operations of $2.0 million for the six months ended June 30, 2014. We had no income from discontinued operations for the six months ended June 30, 2015 as a result of the final wind down of the mortgage business in 2014. The income from discontinued operations for the six months ended June 30, 2014 was attributable to the gain on the sale of the mortgage servicing rights in connection with the closure of our mortgage banking business, and the partial reversal of our repurchase reserve as a result of our sale of the mortgage servicing rights.

Balance Sheet Information
Loans
As indicated in the table below, at June 30, 2015 gross loans totaled approximately $833.3 million, which represented a decrease of $7.0 million, or 0.8%, from gross loans outstanding at March 31, 2015, and a decrease of $4.7 million, or 0.6%, from gross loans outstanding at December 31, 2014. The following table sets forth the composition, by loan category, of our loan portfolio at June 30, 2015, March 31, 2015 and December 31, 2014.

	June 30, 2015		March 31, 2015		December 31, 2014
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	323,241	38.8%	312,613	37.2%	301,746	36.0%
Commercial real estate loans - owner occupied	203,445	24.4%	211,654	25.2%	212,515	25.4%
Commercial real estate loans - all other	135,966	16.3%	150,416	17.9%	146,676	17.5%
Residential mortgage loans - multi-family	84,976	10.2%	82,674	9.8%	95,276	11.4%
Residential mortgage loans - single family	60,191	7.2%	64,748	7.7%	64,326	7.7%
Land development loans	5,575	0.7%	4,596	0.5%	7,745	0.9%
Consumer loans	19,907	2.4%	13,598	1.6%	9,687	1.2%
Gross loans	833,301	100.0%	840,299	100.0%	837,971	100.0%

Deposits

	June 30, 2015	March 31, 2015	December 31, 2014
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$236,361	$237,932	$237,491
Interest-bearing checking accounts	32,619	36,758	39,123
Money market and savings deposits	285,369	298,820	278,973
Certificates of deposit	317,601	312,473	360,722
Totals	$871,950	$885,983	$916,309
The decrease in our total deposits from March 31, 2015 to June 30, 2015 is primarily attributable to a decrease of $5.7 million in demand deposits and a decrease of $13.5 million in money market and savings deposits, partially offset by an increase in our certificates of deposit of $5.1 million over the same period. The increase in certificates of deposit from March 31, 2015 to June 30, 2015 was primarily the result of our decision to increase the rates paid on certificates of deposit in order to increase our liquidity. Due primarily to that decision and the resulting increase in certificates of deposit, lower priced core deposits decreased to 64%, and higher priced time deposits increased to 36%, of total deposits at June 30, 2015, as compared to 65% and 35% of total deposits, respectively, at March 31, 2015.
The decrease in our total deposits from December 31, 2014 to June 30, 2015 is primarily attributable to a decrease of $43.1 million in our certificates of deposit and a decrease of $7.6 million in demand deposits, partially offset by an increase of $6.4 million in money market and savings deposits. The decrease in certificates of deposit from December 31, 2014 to June 30, 2015 was primarily the result of our decision to increase our core deposit base, which included the transition of a portion of our certificates of deposit customers to savings account customers. Due primarily to that decision and the resulting decrease in certificates of deposit, lower priced core deposits increased to 64%, and higher priced time deposits decreased to 36%, of total deposits at June 30, 2015, as compared to 61% and 39% of total deposits, respectively, at December 31, 2014.
Asset Quality
Nonperforming Assets

	2015		2014
	June 30	March 31	December 31	September 30	June 30
	($ in thousands)
Total non-performing loans	$21,784	$22,403	$24,053	$24,694	$11,645
Other real estate owned	1,872	1,872	1,592	3,461	16,072
Other non-performing assets	—	—	—	—	—
Total non-performing assets	$23,656	$24,275	$25,645	$28,155	$27,717
90-day past due loans	$14,580	$733	$2,766	$3,028	$3,764
Total classified assets	$35,452	$36,950	$43,837	$51,636	$58,202
Allowance for loan and lease losses	$12,343	$12,639	$13,833	$13,170	$12,580
Allowance for loan and lease losses /gross loans (excluding loans held for sale)	1.48%	1.50%	1.65%	1.61%	1.56%
Allowance for loan and lease losses /total assets	1.18%	1.19%	1.26%	1.23%	1.24%
Ratio of allowance for loan and lease losses to nonperforming loans	56.66%	56.42%	57.51%	53.33%	108.03%
Ratio of nonperforming assets to total assets	2.26%	2.29%	2.33%	2.63%	2.74%
Net quarterly charge-offs to gross loans	0.04%	0.14%	(0.08)%	(0.02)%	—%
Nonperforming assets at June 30, 2015 decreased $619 thousand from March 31, 2015 as a result of a decrease in non-performing loans in the second quarter of 2015. The decrease in our non-performing loans related to the charge-off of specific reserves on two of our classified loans. We had no change in our OREO balance from March 31, 2015 and as of June 30, 2015, 100% of the balance was held at PMAR.
The increase of $13.8 million in loans greater than 90 days past due is primarily attributable to one loan relationship that was placed on non-accrual status during the first quarter of 2015. Subsequent to June 30, 2015, we received a $1.7 million paydown on this loan.

Allowance for loan and lease losses

	2015		2014
	June 30	March 31	December 31	September 30	June 30
	($ in thousands)
Balance at beginning of quarter	$12,639	$13,833	$13,170	$12,580	$11,940
Charge offs	(881)	(1,472)	(248)	(27)	(168)
Recoveries	585	278	911	167	208
Provision	—	—	—	450	600
Balance at end of quarter	$12,343	$12,639	$13,833	$13,170	$12,580
At June 30, 2015, the ALLL totaled $12.3 million, which was approximately $296 thousand less than at March 31, 2015 and $237 thousand less than at June 30, 2014. The ALLL activity during the three months ended June 30, 2015 included net charge-offs of $296 thousand after recoveries of approximately $600 thousand. There was no provision for loan and lease losses as loan payoffs exceeded our loan growth during the period and, with the exception of a previously identified loan relationship, asset quality continued to improve. Based on our analysis, no provision for loan and lease losses was required. The ratio of the ALLL-to-total loans outstanding as of June 30, 2015 was 1.48% as compared to 1.50% and 1.56% as of March 31, 2015 and June 30, 2014, respectively.
Capital Resources
At June 30, 2015, we had total regulatory capital on a consolidated basis of approximately $147.1 million, and the Bank had total regulatory capital of approximately $127.6 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 14.7% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at June 30, 2015, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution. The following ratios are based on the Basel III capital rules that went into effect on January 1, 2015.

	Actual At June 30, 2015		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)
Total Capital to Risk Weighted Assets:
Company	$147,075	16.8%	N/A	N/A
Bank	127,576	14.7%	$86,633	At least 10.0
Common Equity Tier 1 Capital to Risk Weighted Assets:
Company	$108,374	12.4%	N/A	N/A
Bank	116,702	13.5%	$56,311	At least 6.5
Tier 1 Capital to Risk Weighted Assets:
Company	$136,110	15.6%	N/A	N/A
Bank	116,702	13.5%	$69,306	At least 8.0
Tier 1 Capital to Average Assets:
Company	$136,110	13.0%	N/A	N/A
Bank	116,702	11.3%	$51,890	At least 5.0

About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.
The Bank operates a total of seven financial centers in Southern California, four in Orange County and one each in Los Angeles and San Diego County, and another in San Bernardino County. The four Orange County financial centers are located in the cities of Newport Beach, Costa Mesa, La Habra and San Juan Capistrano. Our Los Angeles County financial center is located in the city of Beverly Hills. Our San Diego County financial center is located in La Jolla and our San Bernardino County financial center is located in the city of Ontario. In addition, the Bank offers comprehensive online banking services accessible at www.pmbank.com.
Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Additional information regarding these and other risks and uncertainties to which our business is subject are contained in our Annual Report on Form 10-K for the year ended December 31, 2014, which is on file with the Securities and Exchange Commission (“SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three months ended June 30, 2015 that we intend to file with the SEC during the third quarter of 2015, and readers of this report are urged to review the additional information that will be contained in that report and in any subsequent Quarterly Reports on Form 10-Q that we file with the SEC.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF INCOME
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	Jun '15 vs Mar '15 % Change	Jun '15 vs Jun '14 % Change	June 30, 2015	June 30, 2014	% Change
Total interest income	9,813	9,471	9,134	3.6%	7.4%	19,285	18,421	4.7%
Total interest expense	1,324	1,322	1,508	0.2%	(12.2)%	2,647	2,951	(10.3)%
Net interest income	8,489	8,149	7,626	4.2%	11.3%	16,638	15,470	7.6%
Provision for loan and lease losses	—	—	600	—%	(100.0)%	—	1,050	(100.0)%
Net interest income after provision for loan losses	8,489	8,149	7,026	4.2%	20.8%	16,638	14,420	15.4%
Non-interest income:
Service fees on deposits and other banking services	234	212	218	10.4%	7.3%	446	426	4.7%
Net gain on sale of small business administration loans	—	—	474	—%	(100.0)%	—	1,160	(100.0)%
Other non-interest income	382	670	292	(43.0)%	30.8%	1,052	576	82.6%
Total non-interest income	616	882	984	(30.2)%	(37.4)%	1,498	2,162	(30.7)%
Non-interest expense:
Salaries & employee benefits	5,423	5,908	5,420	(8.2)%	0.1%	11,330	11,023	2.8%
Occupancy and equipment	1,182	1,053	973	12.3%	21.5%	2,235	1,930	15.8%
Professional Fees	744	628	665	18.5%	11.9%	1,372	1,239	10.7%
OREO expenses	59	102	313	(42.2)%	(81.2)%	161	1,057	(84.8)%
FDIC Expense	339	352	359	(3.7)%	(5.6)%	692	653	6.0%
Other non-interest expense	1,220	1,073	1,048	13.7%	16.4%	2,292	2,181	5.1%
Total non-interest expense	8,967	9,116	8,778	(1.6)%	2.2%	18,082	18,083	—%
Income (loss) from continuing operations before income taxes	138	(85)	(768)	(262.4)%	(118.0)%	54	(1,501)	(103.6)%
Income tax expense	—	—	—	—%	—%	—	—	—%
Net income (loss) from continuing operations	138	(85)	(768)	(262.4)%	(118.0)%	54	(1,501)	(103.6)%
Discontinued Operations
Income from discontinued operations before income taxes	—	—	772	—%	(100.0)%	—	1,956	(100.0)%
Income tax benefit	—	—	—	—%	—%	—	—	—%
Net income from discontinued operations	—	—	772	—%	(100.0)%	—	1,956	(100.0)%
Net income (loss)	138	(85)	4	(262.4)%	3,350.0%	54	455	(88.1)%
Accumulated undeclared dividends on preferred stock	(309)	(309)	(308)	—%	0.3%	(618)	(604)	2.3%
Net loss allocable to common shareholders	(171)	(394)	(304)	(56.6)%	(43.8)%	(564)	(149)	278.5%
Basic loss per common share:
Net loss from continuing operations	$(0.01)	$(0.02)	$(0.06)	(50.0)%	(83.3)%	$(0.03)	$(0.11)	(72.7)%
Net loss available to common shareholders	$(0.01)	$(0.02)	$(0.02)	(50.0)%	(50.0)%	$(0.03)	$(0.01)	200.0%
Diluted loss per common share:
Net loss from continuing operations	$(0.01)	$(0.02)	$(0.06)	(50.0)%	(83.3)%	$(0.03)	$(0.11)	(72.7)%
Net loss available to common shareholders	$(0.01)	$(0.02)	$(0.02)	(50.0)%	(50.0)%	$(0.03)	$(0.01)	200.0%
Weighted average number of common shares outstanding:
Basic	19,774	19,617	19,255	0.8%	2.7%	19,696	19,200	2.6%
Diluted	19,774	19,617	19,255	0.8%	2.7%	19,696	19,200	2.6%
Ratios from continuing operations(1):
Return on average assets	0.05%	(0.03)%	(0.30)%			0.01%	(0.30)%
Return on average equity	0.46%	(0.29)%	(2.64)%			0.09%	(2.61)%
Efficiency ratio	98.48%	100.94%	101.95%			99.70%	102.56%
____________________

(1)	Ratios and net interest margin for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014 and six months ended June 30, 2015 and June 30, 2014 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	June 30, 2015	December 31, 2014	Increase/ (Decrease)

Cash and due from banks	$20,613	$9,997	106.2%
Interest bearing deposits with financial institutions(1)	112,966	167,138	(32.4)%
Interest bearing time deposits	4,668	4,668	—%
Investment securities (including stock)	64,566	69,063	(6.5)%
Loans (net of allowances of $12.343 and $13,833, respectively)	821,273	824,197	(0.4)%
Other real estate owned	1,872	1,592	17.6%
Net deferred tax assets	6,031	5,933	1.7%
Other assets	14,872	17,022	(12.6)%
Total Assets	$1,046,861	$1,099,610	(4.8)%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$236,361	$237,491	(0.5)%
Interest bearing deposits
Interest checking	32,619	39,123	(16.6)%
Savings/money market	285,369	278,973	2.3%
Certificates of deposit	317,601	360,722	(12.0)%
Total interest bearing deposits	635,589	678,818	(6.4)%
Total deposits	871,950	916,309	(4.8)%
Other borrowings	30,000	39,500	(24.1)%
Other liabilities	6,287	6,993	(10.1)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	925,764	980,329	(5.6)%
Shareholders’ equity	121,097	119,281	1.5%
Total Liabilities and Shareholders’ Equity	$1,046,861	$1,099,610	(4.8)%
Tangible book value per share	$5.50	$5.47	0.5%
Tangible book value per share, as adjusted(2)	$5.54	$5.50	0.7%
Shares outstanding	$19,780,086	$19,462,561	1.6%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2015			March 31, 2015			June 30, 2014
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$126,287	$80	0.25%	$125,499	$79	0.26%	$130,146	$79	0.24%
Securities available for sale and stock(2)	66,132	558	3.38%	68,312	373	2.21%	71,928	403	2.25%
Loans(3)	824,712	9,175	4.46%	827,471	9,019	4.42%	787,882	8,652	4.40%
Total interest-earning assets	1,017,131	9,813	3.87%	1,021,282	9,471	3.76%	989,956	9,134	3.70%
Interest-bearing liabilities:
Interest-bearing checking accounts	$35,852	$25	0.28%	$39,249	$24	0.25%	$35,457	$25	0.28%
Money market and savings accounts	291,758	419	0.58%	289,479	405	0.57%	154,591	119	0.31%
Certificates of deposit	317,443	700	0.88%	316,487	696	0.89%	454,041	1,081	0.95%
Other borrowings	30,022	55	0.73%	39,089	72	0.75%	51,911	129	1.00%
Junior subordinated debentures	17,527	125	2.86%	17,527	125	2.89%	17,527	154	3.52%
Total interest bearing liabilities	692,602	1,324	0.77%	701,831	1,322	0.76%	713,527	1,508	0.85%
Net interest income		$8,489			$8,149			7,626
Net interest income/spread			3.10%			3.00%			2.85%
Net interest margin			3.35%			3.24%			3.09%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

	June 30, 2015			June 30, 2014
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$125,895	$160	0.26%	$126,255	$155	0.25%
Securities available for sale and stock(2)	67,216	931	2.79%	72,827	821	2.27%
Loans(3)	826,084	18,194	4.44%	783,559	17,445	4.49%
Total interest-earning assets	1,019,195	19,285	3.82%	982,641	18,421	3.78%
Interest-bearing liabilities:
Interest-bearing checking accounts	$37,541	$48	0.26%	$34,682	$49	0.28%
Money market and savings accounts	290,625	824	0.57%	158,789	250	0.32%
Certificates of deposit	316,968	1,397	0.89%	439,855	2,111	0.97%
Other borrowings	34,530	127	0.74%	60,565	282	0.94%
Junior subordinated debentures	17,527	251	2.89%	17,527	259	2.98%
Total interest bearing liabilities	697,191	2,647	0.77%	711,418	2,951	0.84%
Net interest income		$16,638			$15,470
Net interest income/spread			3.05%			2.94%
Net interest margin			3.29%			3.17%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

EXPLANATION OF NET INCOME (LOSS) PER SHARE AND
DILUTED NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS PER SHARE CALCULATIONS

	Three Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014
Net income (loss)	$138	$(85)	$4
Diluted weighted average common stock and common stock equivalents	19,774	19,617	19,255
Net income (loss) per share	$0.01	$—	$—

Accumulated undeclared dividends on preferred stock	(309)	(309)	(308)
Diluted weighted average common stock and common stock equivalents	19,774	19,617	19,255
Diluted net (loss) income attributable to dividends on preferred stock	$(0.02)	$(0.02)	$(0.02)

Diluted net (loss) income available to common shareholders	$(0.01)	$(0.02)	$(0.02)